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                                                                    EXHIBIT 23.4

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Post Effective Amendment No. 2 to Form S-1 registration statement of our report dated January 14, 2000, except for the fifth and eight paragraph of Note 9, as to which the date is July 14, 2000, included herein and to all references to our Firm included in this registration statement. It should be noted that we have performed no audit procedures subsequent to July 14, 2000, the date of our report. Furthermore, we have not made an audit of any financial statements of BlueStar Communications Group, Inc. for any period subsequent to December 31, 1999, the date of the latest financial statements covered by our report.


                                                      ARTHUR ANDERSEN LLP



Nashville, Tennessee

November 13, 2000